Exhibit 5.1

100 COURT AVENUE, SUITE 600
DES MOINES, IOWA 50309-2231
PHONE: 515-243-7611
FAX: 515-243-2149
WWW.AHLERSLAW.COM

WADE R. HAUSER III whauser@ahlerslaw.com	Direct Dial: (515)246-0331

January 30, 2009

West Bancorporation, Inc.
1601 22nd Street
West Des Moines, IA  50266

Re:      Registration Statement on Form S-3 Filed by West Bancorporation, Inc.

Ladies and Gentlemen:

We have acted as counsel to West Bancorporation, Inc., an Iowa corporation (the "Corporation"), in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") on the date hereof with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act"), to register: (i) 36,000 shares of the Corporation's Fixed Rate Cumulative Perpetual Preferred Stock, Series A, $0.01 par value per share (the "Preferred Stock"), (ii) a warrant dated December 31, 2008 (the "Warrant") to purchase 474,100 shares of the Corporation's common stock, no par value per share (the "Common Stock"), and (iii) the 474,100 shares of Common Stock for which the Warrant may be exercised (the "Warrant Shares"). The Preferred Stock, Warrant, and Warrant Shares are collectively referred to herein as the "Securities." The Securities are to be offered and sold by certain security holders of the Corporation (the "Selling Security Holders") from time to time as set forth in the Registration Statement, the Prospectus contained therein (the "Prospectus"), and any amendments or supplements thereto.

The Securities were issued pursuant to a Letter Agreement, dated as of December 31, 2008, (the "Letter Agreement"), between the Corporation and the United States Department of the Treasury, including the Securities Purchase Agreement — Standard Terms incorporated therein (the "Standard Terms"), the Annexes to the Standard Terms, and the Schedules to the Letter Agreement (collectively, the "Securities Purchase Agreement").

In our capacity as counsel to the Corporation in connection with the registration for resale of the Securities, we have: examined (i) the Registration Statement, (ii) the Securities Purchase Agreement, (iii) the Warrant, (iv) the Corporation's Restated Articles of Incorporation and By-Laws, each as amended to date, (v) certain resolutions of the Corporation's Board of Directors, and (vi) such other proceedings, documents and records as we have deemed necessary or advisable for purposes of this opinion.

In all such investigations and examinations, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of original and certified documents, and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies.

Based on the foregoing and subject to the limitations, qualifications, and assumptions set forth herein, we are of the opinion that:

1.  ThePreferred Stock to be sold by the Selling Security Holders has been duly authorized and validly issued and is fully paid and non-assessable.

2.  The Warrant constitutes a valid and legally binding obligation of the Corporation enforceable against the Corporation in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles, regardless of whether such enforceability is considered in a proceeding at law or in equity.

3.  The Warrant Shares have been duly authorized and, upon issuance in connection with the exercise of the Warrant in accordance with the terms of the Warrant, will be validly issued, fully paid and non-assessable.

The foregoing opinions are limited to the laws of the United States and the State of Iowa and in the case of Paragraph 2, the laws of the State of New York, each as currently in effect, and no opinion is expressed with respect to such laws as subsequently amended, or any other laws, or any effect that such amended or other laws may have on the opinions expressed herein.

We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the sale of the Securities.

The foregoing opinions are limited to matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein. The foregoing opinions are given as of the date hereof, and we undertake no obligation to advise you of any changes in applicable laws after the date hereof or of any facts that might change the opinions expressed herein that we may become aware of after the date hereof.

We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus and each related Prospectus Supplement. In giving this consent, we do not admit that we are experts within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required under Section 7 of said Act.

Sincerely, /s/ Ahlers & Cooney P.C. Ahlers & Cooney, P.C.

WRH/cjm